EXHIBIT 10.1

                              [VIACOM LETTERHEAD]



As of January 31, 2005


Richard J. Bressler
c/o Viacom Inc.
1515 Broadway
New York, New York

Dear Richard:

This letter expresses our understanding concerning your departure from your position with Viacom Inc. ("Viacom" or the "Company"). Reference is made to your employment agreement with Viacom, dated March 22, 2001 (your "Employment Agreement"). Defined terms used without definitions in this letter agreement will have the meanings provided in your Employment Agreement.

1. Resignation from Executive Position. You will resign from your position as Senior Executive Vice President, Chief Financial Officer of Viacom for Good Reason on the date on which your successor is retained or such earlier date as shall be requested by the Company but not later than June 30, 2005 (the earlier of such dates being your "Resignation Date").

2. Contractual Payments, Benefits and Perquisites. After your Resignation Date, you will receive the contractual payments, benefits and perquisites due upon a termination of employment for Good Reason under your Employment Agreement, as amended by the provisions of this letter agreement, as set forth below.

         o Salary for the period from your Resignation Date through December 31, 2005 will be paid in accordance with Viacom's payroll practices. Salary for the period from January 1, 2006 through the one year anniversary of your Resignation Date will be paid to you in a lump sum on or before December 31, 2005. Salary for the period from the one year anniversary of your Resignation Date through July 31, 2006 will be paid to you in a lump sum on or before December 31, 2005 but will be remitted to your attorneys, Schulte Roth & Zabel LLP, to be held in escrow in accordance with the attached escrow agreement (the "Escrow Agreement").

         o Payment of Deferred Compensation for the period from January 1, 2005 through your Resignation Date and for prior years (together with the return thereon as provided in paragraph 3(c) in your Employment Agreement) will be paid, as provided in your Employment Agreement, by January 31, 2006. Deferred Compensation for the period from your Resignation Date through December 31, 2005 will be deferred in accordance with paragraph 3(c) of your Employment Agreement and paid (together with the return

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Richard J. Bressler
As of January 31, 2005
Page 2

              thereon as provided in paragraph 3(c) in your Employment Agreement) on or before December 31, 2005. Payment of Deferred Compensation for the period from January 1, 2006 through the one year anniversary of your Resignation Date will be paid to you in a lump sum on or before December 31, 2005. Deferred Compensation for the period from the one year anniversary of your Resignation Date through July 31, 2006 will be paid to you in a lump sum on or before December 31, 2005 but will be remitted to your attorneys, Schulte Roth & Zabel LLP, to be held in escrow in accordance with the Escrow Agreement.

         o Car allowance for the period from your Resignation Date through December 31, 2005 will be paid in accordance with Viacom's payroll practices. Car allowance for the period from January 1, 2006 through March 21, 2006 will be paid to you in a lump sum on or before December 31, 2005. You will receive car insurance for the period from your Resignation Date through December 31, 2005.

         o Bonus compensation for the period from January 1, 2005 through the later of April 30, 2005 or your Resignation Date will be pro-rated and payable at the annual rate of $5.5 million. Bonus compensation for the period from the later of April 30, 2005 or your Resignation Date through March 21, 2006 will be pro-rated and payable at your annual Target Bonus rate of $2.5 million. Bonus compensation for the entire period from January 1, 2005 through March 21, 2006 will be paid to you in a lump sum on or before December 31, 2005.

         o You will receive continued coverage under Viacom's group term life insurance policy in the amount of $5 million (convertible to an individual policy at your own expense thereafter) through December 31, 2005.

         o You will receive coverage under Viacom's medical and dental insurance under COBRA during the period from your Resignation Date, as provided in paragraph 8(d)(vi) in your Employment Agreement, through December 31, 2005 (with a right to continue at your own expense thereafter in accordance with COBRA).

         o You are entitled to have provided to you an appropriate office and secretarial assistance during the period beginning on your Resignation Date and ending on December 31, 2005 or, if earlier, the date on which you obtain other employment. The secretarial assistance will be provided by your current assistant, Maria Ayala, provided she has not terminated her employment with the Company.

          You will not be required to mitigate compensation paid pursuant to this paragraph 2 except that Salary and Deferred Compensation payable for the period from the one year anniversary of your Resignation Date through July 31, 2006 will be subject to mitigation as provided in paragraph 8(e) in your Employment Agreement.


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Richard J. Bressler
As of January 31, 2005
Page 3

3. Stock Options. All unvested LTMIP stock options will vest and become exercisable in accordance with their terms on your Resignation Date, and you will have one year after the end of your employment term (specifically, until March 21, 2007) to exercise outstanding stock options (but not, in any case, beyond the options' expiration date).

4. Restrictive Covenants. Your non-competition obligations under paragraph 6(a) in your Employment Agreement will terminate on your Resignation Date. Your obligations under paragraphs 6(b) through 6(h) in your Employment Agreement, and Viacom's obligations under paragraph 6(h), will remain in effect for the periods of time provided in such paragraphs after your termination of employment. Viacom may enforce those obligations through injunctive relief as provided in paragraph 6(i) in your Employment Agreement. Viacom hereby waives the application of paragraph 6(c) in your Employment Agreement (relating to non-solicitation of employees) to your current assistant, Maria Ayala.

5. 2004 Bonus Compensation. You will receive bonus compensation for 2004 in the amount of $5.5 million, payable by February 10, 2005 (or such later date which is eight days after you execute this letter agreement and the general release attached hereto).

6. Disability. In the event of your Disability prior to your Resignation Date, you will be entitled to payment of all amounts due under this letter agreement through the date of Disability. Thereafter, you will be entitled to receive compensation and benefits as provided in paragraph 7 in your Employment Agreement except as set forth below with respect to your LTMIP stock options. In the event that you recover and are no longer "disabled" within the meaning of Viacom's STD and LTD programs before December 31, 2005, your employment will be terminated and you will thereafter receive the compensation, benefits and perquisites provided in this letter agreement for the balance of the period for which such compensation, benefits and perquisites are provided. In the event that you receive benefits under the LTD program, all unvested LTMIP stock options will immediately vest and, together with all outstanding LTMIP stock options that had already vested, will be exercisable until the third anniversary of the date on which LTD benefits commence.

7. Death. In the event of your death prior to December 31, 2005, your beneficiary or estate will be entitled to the following:

         o payment of Salary, Deferred Compensation, car allowance and bonus compensation due or payable under this letter agreement with respect to the period through the date of death;
         o the proceeds available under the Company provided life insurance in accordance with its terms; and
         o continued coverage under COBRA at their expense under Viacom's medical and dental insurance plans for the balance of the period required by law.

         In the event of your death before your Resignation Date, all unvested LTMIP stock options will immediately vest and, together with all outstanding LTMIP stock options that had already vested, will be exercisable until the second anniversary of the date of death. Except as


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Richard J. Bressler
As of January 31, 2005
Page 4


         provided in this paragraph 7, Viacom will not have any further obligation to provide compensation, benefits or perquisites after the date of death; the foregoing is without prejudice to the right of your beneficiary or estate to have all rights expressly provided to them under all other Viacom benefit plans and programs.

8. Amendment to Employment Agreement. Your Employment Agreement will be amended as provided in this letter agreement. Except as so amended, all other terms and conditions in your Employment Agreement will remain the same and your Employment Agreement, as amended by this letter agreement, will remain in full force and effect and Viacom and you will have the rights and obligations set forth in your Employment Agreement.

9. Miscellaneous. For the avoidance of doubt, it is agreed that until the Resignation Date you shall continue to receive all compensation, benefits and perquisites provided under your Employment Agreement. If your Resignation Date occurs before June 30, 2005, Viacom will provide you with ten days' prior notice before you are required to vacate your current office space. In consideration of your resignation for Good Reason and the terms of this letter agreement, a written notice of Viacom's intention to not renew the Term of your Employment Agreement is waived. All amounts payable, and benefits and perquisites provided, under this letter agreement and your Employment Agreement will be made less applicable deductions and subject to applicable withholdings as may be required by applicable law. The payments and benefits to be provided by Viacom pursuant to this letter agreement and your Employment Agreement constitute liquidated damages and will be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this letter agreement, your Employment Agreement and under any Viacom severance or income continuation plan. This letter agreement and your Employment Agreement contain the entire understanding of the parties hereto relating to the subject matter contained herein. Notwithstanding anything in this letter agreement to the contrary, the provisions of paragraph 8(f) in your Employment Agreement shall apply and, except as otherwise specifically provided in this letter agreement, your participation in all Viacom benefit plans and programs shall terminate on your Resignation Date (including, without limitation, Viacom's 401(k) and pension plans and LTD) and you shall continue to have all rights expressly provided in all Viacom benefit plans and programs and subject to any vested rights you may have under the terms of such plans or programs. The foregoing does not apply to your LTMIP stock options which shall be governed by paragraph 3 above and, in the event of your Disability or death, paragraphs 6 and 7 above, and the provisions of the LTMIP and the certificates for such stock option awards.


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Richard J. Bressler
As of January 31, 2005
Page 5


If the foregoing correctly sets forth our understanding, please sign, date and return all four copies of this letter agreement to the undersigned for execution on behalf of Viacom. After (i) this letter agreement has been executed by Viacom and a fully executed copy returned to you, (ii) Viacom, you and your attorneys, Schulte Roth & Zabel LLP, have executed the Escrow Agreement, and (iii) you have executed and delivered to Viacom a general release (other than for claims under this letter agreement, or rights under any and all Viacom benefit plans and programs in accordance with the terms of such plans or programs) on the attached form (and not revoked the release within seven days), this letter agreement will constitute a binding amendment to your Employment Agreement and a binding agreement between us.

                                       Very truly yours,

                                       VIACOM INC.



                                        By:   /s/ William A. Roskin
                                             -----------------------------------
                                             Name:  William A. Roskin
                                             Title: Executive Vice President,
                                                    Human Resources and
                                                    Administration

ACCEPTED AND AGREED:


 /s/ Richard J. Bressler
----------------------------
    Richard J. Bressler

Dated:  /s/ 2/8/05
       ---------------------